Exhibit 99.01

Woodhead Industries Reports Fiscal Second Quarter Results
Income From Operations Up 57%; Net Income Up 129%

DEERFIELD, IL – April 27, 2006 – Woodhead Industries, Inc., (NASDAQ: WDHD) today announced financial results for its fiscal second quarter ended April 1, 2006. The Company reported second quarter revenue of $59.0 million, up 4.7% (7.3% in constant dollars), compared to the same period last year. Income from operations totaled $4.9 million, up 56.9% from the second quarter of 2005. Net income increased 129.3% to $3.0 million, or $0.25 per diluted share for the 2006 second quarter, compared to net income of $1.3 million, or $0.11 per diluted share for the same period in 2005.

Philippe Lemaitre, Woodhead Industries’ Chairman and Chief Executive Officer, commented, “Our second quarter results provide evidence that our sales and marketing initiatives and cost management efforts are paying off. Sales were at the high end of our guidance and earnings exceeded our expectations. Performance in our Electrical segment was particularly strong, as increased volumes and diligent cost management led to significantly improved profitability. We were also pleased with performance in our North American Connectivity segment, which registered another quarter of solid revenue growth.”

In the Connectivity segment, sales were $43.5 million, up 2.4% (5.9% in constant dollars) from the second quarter of 2005, with foreign exchange negatively impacting the year-over-year comparison. Income from operations totaled $3.0 million, compared to $2.3 million last year. North American Connectivity revenue growth remained strong, increasing 9.1% during the quarter. Connectivity segment operating income improved 32.2% primarily due to higher volume levels and cost control.

Electrical segment revenue increased 11.5% to $15.5 million, as compared to $13.9 million for the second quarter of 2005. Income from operations was $2.8 million, up 79.3% from $1.6 million during the same period last year. The substantial increase in Electrical segment profitability is attributable to higher volumes, operational improvements and cost control.

Outlook
Lemaitre noted, “Our positive outlook for the remainder of the year is tempered by the start-up of a new ERP system in North America. We are being cautious and currently anticipate that revenues during the second half of our 2006 fiscal year will be in a range of $115 to $118 million, with earnings per share of $0.42 to $0.45. This performance would result in full year revenues of $227 to $230 million, and earnings per share of $0.85 to $0.88, which is up from our previous full year earnings guidance of $0.79 to $0.85 as a result of our strong second quarter performance.”

This press release contains statements that are forward-looking. These statements are based on current expectations that are subject to risks and uncertainties. In particular, such risks include future actions, prospective products, future performance or results of current or anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, general economic and business conditions, business system conversions, competition, and other issues discussed in our Form 10-K and other SEC filings.

Conference Call
Woodhead Industries, Inc., will host a conference call today, April 27, 2006, at 11:00 am Eastern Time to discuss performance and financial results for the fiscal second quarter. The dial-in phone number is 800-967-7184 or 719-457-2633. The Access code is 2109034. To access a live internet webcast of the conference call, visit the Company’s website at www.woodhead.com and select the webcast icon. A replay of the conference call will be archived and available on the Company’s website following the live event.

About Woodhead Industries, Inc.
Woodhead Industries (NASDAQ: WDHD) develops, manufactures and markets network and electrical infrastructure products engineered for performance in harsh, demanding, and hazardous industrial environments. Woodhead is known in the global industrial market by its recognized brands which include Brad Harrison®, BradPower™, BradControl™, SST™, Daniel Woodhead®, mPm®, applicom®, Aero-Motive® and RJ-Lnxx®. Our expertise extends from mechanical, electrical, and electronics to communication software products and technologies. Woodhead operates from 21 locations in 10 countries spanning North America, Europe and Asia/Pacific.

For further information, contact: Robert Fisher, Vice President, Finance and CFO, 847-317-2400, e-mail: rfisher@woodhead.com.

[Tables to Follow]

WOODHEAD INDUSTRIES, INC.  Consolidated Balance Sheet
(Amounts in thousands)

Assets	4/1/2006	10/1/2005

Current Assets
Cash and short-term investments	$16,276	$13,887
Accounts receivable	42,303	39,040
Inventories	22,750	21,173
Prepaid expenses	5,764	5,785
Refundable income taxes	366	2,097
Deferred income taxes	3,133	2,164

Total current assets	90,592	84,146
Property, plant and equipment, net	55,340	54,758
Goodwill, net	35,993	35,730
Deferred income taxes	2,502	2,746
Other Assets	942	1,000

Total Assets	$185,369	$178,380

Liabilities and Stockholders’ Investment
Current Liabilities
Accounts payable	$11,336	$11,080
Accrued expenses	13,979	11,531
Income taxes payable	1,725	1,053
Current portion of long-term debt	5,700	5,700

Total current liabilities	32,740	29,364
Long-term debt	19,500	19,500
Deferred income taxes	4,958	4,698
Other liabilities	3,828	4,139

Total Liabilities	61,026	57,701

Stockholders’ investment:
Common stock at par (shares issued: 12,405 at 4/1/06, 12,260 at 10/1/05)	12,218	12,260
Additional paid-in capital	22,157	21,596
Deferred stock compensation	—	(397)
Accumulated other comprehensive income	4,679	4,726
Retained earnings	85,289	82,494

Total stockholders’ investment	124,343	120,679

Total Liabilities and Stockholders’ Investment	$185,369	$178,380

WOODHEAD INDUSTRIES, INC.  Consolidated Income Statement
(Amounts in thousands, except per share data)

	Quarter Ended:				Six Months Ended:
	4/1/2006	4/2/2005	% Change		4/1/2006	4/2/2005	% Change

Net Sales	$59,028	$56,393	4.7%		$112,467	$105,069	7.0%
Cost of Sales	36,704	35,548	3.3%		69,987	67,502	3.7%

Gross Profit	22,324	20,845	7.1%		42,480	37,567	13.1%
% of Net Sales	37.8%	37.0%			37.8%	35.8%

Operating Expenses	17,466	17,748	(1.6%	)	33,993	34,244	(0.7%	)
% of Net Sales	29.6%	31.5%			30.2%	32.6%

Income From Operations	4,858	3,097	56.9%		8,487	3,323	155.4%
% of Net Sales	8.2%	5.5%			7.5%	3.2%

Other Expenses
Interest Expense	223	477	(53.2%	)	527	963	(45.3%	)
Other (Income)/Expenses, Net	(147)	515	—		(302)	(1,303)	—

Other (Income) / Expenses	76	992	—		225	(340)	—

Income Before Taxes	4,782	2,105	127.2%		8,262	3,663	125.6%
% of Net Sales	8.1%	3.7%			7.3%	3.5%

Provision For Income Taxes	1,739	778	123.5%		3,003	1,120	168.1%

Net Income	$3,043	$1,327	129.3%		$5,259	$2,543	106.8%
% of Net Sales	5.2%	2.4%			4.7%	2.4%

Earnings per share
Diluted	$0.25	$0.11	127.3%		$0.43	$0.21	104.8%

Weighted-average common shares outstanding
Diluted	12,383	12,287	0.8%		12,333	12,284	0.4%

Dividends Per Share	$0.10	$0.10	0.0%		$0.20	$0.20	0.0%

SEGMENT DATA	Quarter Ended:			Six Months Ended:
	4/1/2006	4/2/2005	% Change	4/1/2006	4/2/2005	% Change

Net Sales
Connectivity	$43,527	$42,495	2.4%	$83,904	$79,381	5.7%
Electrical	15,501	13,898	11.5%	28,563	25,688	11.2%

Total	$59,028	$56,393	4.7%	$112,467	$105,069	7.0%

Income From Operations
Connectivity	$3,020	$2,284	32.2%	$4,728	$2,345	101.6%
Electrical	2,813	1,569	79.3%	4,060	1,869	117.2%
Corporate and Other	(975)	(756)		(301)	(891)

Total	$4,858	$3,097	56.9%	$8,487	$3,323	155.4%